Exhibit 10.7

CONFIDENTIAL

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (“Agreement”) is made and entered into by and among Dale R. Carlsen ("Employee") and Mattress Firm Holding Corp.,  Mattress Firm, Inc., Mattress Holding Corp. and each of their affiliates including but not limited to The Sleep Train, Inc. (collectively hereinafter referred to as the “Mattress Firm” or "Employer").    Employee and Employer hereinafter may be referred to as a “Party” or collectively as “Parties.”

INTRODUCTION

The purpose of this Agreement is to enter into an amicable separation of employment relating to the Employment Agreement dated as of October 20, 2014, as amended by that certain First Amendment to Employment Agreement effective as of September 10, 2015 between the Employer and the Employee (collectively, the “Employment Agreement”).

TERMS OF AGREEMENT

In consideration of the promises and mutual promises contained herein, the Parties enter into this Agreement.

1. Employee’s employment with Employer was terminated without Cause in accordance with section 7(d) of the Employment Agreement and this Agreement is intended to give effect to section 7(d) of the Employment Agreement.  Employee’s last day of employment pursuant to the Employment Agreement with the Employer was November 20, 2015 (the “Separation Date”).  As of the Separation Date, Employee will no longer perform services pursuant to the Employment Agreement or any other employment relationship for Employer.

2.By signing below, Employee acknowledges that on Separation Date,  subject as set forth herein, Employer provided Employee a final paycheck pursuant to the Employment

Agreement for all wages, salary, bonuses, reimbursable expenses, accrued vacation and any similar payments due from the Employer through the Separation Date.  By signing below, Employee acknowledges that the Employer does not owe Employee pursuant to the Employment Agreement for any amounts other than the amounts set forth in this Agreement.

 3.Pursuant to the Employment Agreement, the Employer agrees to pay Employee Six Hundred and Seventy-Five Thousand Dollars ($675,000.00), less applicable state and federal payroll deductions and withholdings (“Severance Pay”).  Pursuant to the Employment Agreement Severance Pay shall be paid for eighteen (18) months following the Separation Date in Thirty-Six (36) equal installments of Eighteen Thousand, Seven Hundred and Fifty Dollars ($18,750) less applicable state and federal payroll deductions and withholdings (“Installments”).   Installments shall be payable bi-weekly on the 15th day and the last day of each month beginning in the first month after the expiration of sixty (60) days following the Separation Date.   Each of the Installments referenced herein shall be treated as a separate payment for purposes of Internal Revenue Code Section 409A and shall be paid in accordance with the Employment Agreement.  Pursuant to the Employment Agreement all time-based vesting requirements of equity awards granted to Employee pursuant to the Mattress Firm Holding Corp. 2011 Omnibus Incentive Plan (the “2011 Plan”) shall immediately vest so that Employee is entitled to 4,333 fully vested options to purchase shares of common stock of Employer and 2,470 fully vested shares of common stock of Employer.  Employee shall continue to be able to exercise any vested equity award in accordance with the terms of the applicable equity award agreement and the 2011 Plan so that Employee is entitled to: (i) exercise without restriction, subject to applicable federal and state securities laws, his rights as a shareholder with respect to 2,470 shares of common stock of Employer, (ii) exercise and/or sell his 4,333 options to purchase common stock of Employer (in the case of sale, with respect to the shares underlying such options) at any time, subject to applicable federal and state securities laws, until three months after he is no longer a director or otherwise providing services to Employer in accordance with the 2011 Plan, and (iii) entitled to continue for so long as Employee is a director or otherwise providing services to Employer in accordance with the 2011 Plan to have his performance-based equity awards available to vest in accordance with the terms of the applicable award agreement (i.e. subject to the stock price targets), and if becoming vested, to exercise and/or sell such underlying shares, subject to applicable federal and state securities laws.    Employee shall be entitled to keep, without additional payment to Employer, all computers currently used by Employee (comprising all desktops, laptops, routers and related installations in the possession of Employee) and the cell telephone with its existing telephone number currently used by Employee; provided that the data and confidential information of the Employer contained on such devices shall be immediately destroyed and deleted if Employee ceases to be a director of Mattress Firm Holding Corp.; provided further that all calls and messages relating to the business of Employer shall be immediately forwarded to the appropriate recipient at Employer and no voicemail recording of Employee may reference Mattress Firm, MFRM, Sleep Train or any other brand name used or owned by Employer.  For six (6) months after the Separation Date, all emails received at email addresses previously issued to Employee by Employer shall be automatically forwarded to Employee; provided that each such email address shall be set-up with an automatic reply response, in form reasonably satisfactory to Employee and Employer.  All office, conference room and waiting room furniture and furnishings within the private offices of Employee prior to the Separation Date at Employer’s executive offices at 2205 Plaza Drive, Rocklin, CA 95765 shall be immediately donated to the Ticket To Dream Foundation.  Employer confirms that it has no title or interest in any car currently used by Employee, whether driven in Texas or elsewhere, and Employee agrees that he is solely responsible for all payments relating thereto.  Employee shall be entitled to continue as a director and the Vice Chairman of Mattress Firm Holding Corp. subject to the terms of Mattress Firm Holding Corp.’s bylaws, but shall no longer be referred to as Executive Vice Chairman as of the Separation Date.  Employee shall be compensated for his services on the board (or any committee thereof) of Mattress Firm Holding Corp. in accordance with the compensation policies for directors adopted from time to time by the Compensation Committee, or Board of Directors, of Mattress Firm Holding Corp.

4.  Upon and after the Separation Date, pursuant to the Employment Agreement Employee may participate in the Employer’s health, vision, and dental plans under the Consolidated Omnibus Reconciliation Act (COBRA) and applicable state law.  Employer shall reimburse Employee’s payments for COBRA for Employee, his wife, and two children, for eighteen months after Separation Date in accordance with the Employment Agreement.  Employee shall be entitled to reimbursement for health, vision, and dental plans that are at least as beneficial to Employee as the benefit plan that was in effect at Separation Date, provided, however, that the Employer shall be entitled to amend or terminate generally any plans which are applicable generally to the Employer’s senior executives (including the Chief Executive Officer), officers or other employees.  Employee shall be entitled to reimbursement for the plans offered by Employer that most closely approximate the benefit plans in existence at Separation Date.  Employer’s obligation to reimburse Employee for all benefit plans shall cease, if the Employee accepts other employment, upon the date that Employee becomes eligible to participate in health, vision, and dental insurance plans from a new employer that are equal to or more beneficial to the Employee than the benefit plans that were in effect through Employer at Separation Date.

For the avoidance of doubt, it is expressly agreed and understood that Employee being an officer of, or consultant to, or providing employment to others at, Bunker Wilson, LLC or any other entity with which he is affiliated, or providing services to any philanthropic organizations such as Ticket To Dream Foundation and Our Little Light Foundation, shall in no way affect the rights of Employee referred to above for so long as Employee is not an employee of any such entity or organization.   Employee shall be entitled to maintain and, at Employee’s option, roll over any investment in the Employer-sponsored 401(k) plan or other deferred compensation plan to any account that Employee designates; provided that no further contributions may be made to any such plan by Employee.

5.  Section 5(f) of the Employment Agreement shall remain unaffected while Employee continues as a director of Employer. Employee acknowledges that Employer intends to sell its owned aircraft.  Employer and Employee agree that the owned aircraft shall be available for Employee’s personal use from December 30, 2015 through and including January 3, 2016, in accordance with the terms of section 5(f) of the Employment Agreement, including without limitation, Employee’s reimbursement obligations thereunder.

6.a.  Release of Employer

The payments and promises set forth in this Agreement are in full satisfaction of all claims, liabilities or obligations of every kind and nature relating to or arising out of the employment relationship between Employee and Employer, including under sections 1 through 6 of the Employment Agreement, whether known or unknown, suspected or unsuspected that Employee has had, or might have as of the date this Agreement is executed by Employee.  Subject as set forth herein, Employee, on behalf of himself, his representatives, agents, heirs and assigns, hereby releases and waives any and all claims Employee may have against the Employer and its subsidiaries, successors and assigns (collectively “MFRM Releasees”), whether known or not known, relating to or arising out of the employment relationship between Employee and Employer, including, without limitation, claims under sections 1 through 6 of the Employment Agreement,  claims of unlawful discharge relating to the employment relationship, breach of any employment-related contract, defamation occurring during the course of employment, physical injury sustained in the course of employment, emotional distress in the course of employment, claims for additional compensation or benefits arising out of Employee’s employment or separation of employment, claims for interest, penalties, and/or attorney’s fees arising out of Employee’s employment or separation of employment,  claims under Title VII of the 1964 Civil Rights Act, as amended arising out of Employee’s employment or separation of employment, the California Fair Employment and Housing Act arising out of Employee’s employment or separation of employment, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and any other laws and/or regulations relating to employment or employment discrimination.   Notwithstanding anything to the contrary in this Agreement, this release does not apply to any claims that may not be validly released or waived by law, and does not apply to (i) any claims that arise out of or are subject to (A) this Agreement, or (B)  Employee’s Indemnification Agreement (which shall remain in full force and effect, including with respect to any claims arising on or prior to the Separation Date), (ii) any provision of the Employment Agreement other than sections 1 through 6 thereof, and (iii) any other agreement or relationship between Employee and Employer that is unrelated to the employment relationship between Employee and Employer.  By signing below, Employee expressly waives any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

b.  Release of Employee

Employer, on behalf of itself, and its subsidiaries, successors and assigns, hereby releases and waives any and all claims it may have against Employee, on behalf of himself, his representatives, agents, heirs and assigns, and Employee’s spouse and dependents (collectively “Carlsen Releasees”), whether known or not known, relating to or arising out of the employment relationship between Employee and Employer, including, without limitation, claims that arise, whether in contract, tort, statute, breach of duty, failure to perform or otherwise, in each case, relating to or arising therefrom.  Notwithstanding anything to the contrary in this Agreement, this release does not apply to any claims that may not be validly released or waived by law, and does not apply to (i) any claims that arise out of or are subject to (A) this Agreement, or (B)  Employee’s Indemnification Agreement (which shall remain in full force and effect, including with respect to any claims arising on or prior to the Separation Date), (ii) any provision of the Employment Agreement other than sections 1 through 6 thereof, and (iii) any other agreement or relationship between Employee and Employer that is unrelated to the employment relationship between Employee and Employer.  Employer expressly waives any benefits of Section 1542 of the Civil Code of the State of California (the terms of which Employer acknowledges are set forth in section 6a. above).

c. Mutual Release.

By virtue of this provision, the parties express their intention of ensuring this Agreement provides for the mutual release required pursuant to section 7(h) of the Employment Agreement, to the extent such release is valid under California law.

7.a.  Employee shall indemnify and hold the MFRM Releasees harmless from and against any and all tax obligations for which the Employee or any Carlsen Releasee may become liable as a result of this Agreement or the performance of the obligations set forth herein.

b.  Employer shall indemnify and hold the Carlsen Releasees harmless from and against any and all tax obligations for which the Employer or any MFRM Releasee may become liable as a result of this Agreement or the performance of the obligations set forth herein.

8.It is expressly agreed and understood that, notwithstanding any agreement to the contrary, Employee shall not be restricted (i) from communicating on behalf of the Ticket To Dream Foundation with any person involved in community activities at Employer so long as for the duration of the non-solicitation covenant in section 8(d) of the Employment Agreement (as such provision shall incorporate the provisions of section 6.5(c) of the PSA (as defined therein)) such communications do not seek to hire such person or encourage such person to leave their employment with Employer,  or (ii) from seeking or entering into sponsorship or other contractual or business arrangements on behalf of the Ticket To Dream Foundation with entities or persons whose primary business is not targeted at the retail sale of mattresses.

9.Employee represents, understands and agrees that Employer has not promised Employee future employment or made any representations to Employee about future employment.

10.The Employee understands and agrees that, effective on the Separation Date,  Employee was and is no longer authorized as an employee or officer of Mattress Firm Holding Corp. or any of its subsidiaries to incur any expenses or obligations or liabilities on behalf of the Employer (without prejudice to any claim that Employee may have under his

Indemnification Agreement or as a director of Mattress Firm Holding Corp.).  Employee acknowledges that any unauthorized expenses incurred after the Separation Date and prior to the date of this Agreement are solely Employee’s responsibility.

11.Subject to the foregoing,  Employee understands and agrees that on or prior to the date of this Agreement, Employee will identify to the Employer and turn over to the Employer all files, memoranda, records (and copies thereof), credit cards and other physical or personal property which the Employee received solely as an employee from the Employer and which are the property of the Employer.

12.Employee hereby acknowledges that, during and solely as a result of his employment by Employer, Employee has had access to confidential information.  Employee acknowledges and agrees that he continues to be bound to all prior agreements between him and Employer relating to confidential information.

13.Employee shall after the date hereof keep the terms and amount of this Agreement completely confidential, and shall not after the date hereof disclose any information concerning this Agreement to anyone, in each case other than: (A) to Employee’s spouse, tax preparers, and attorneys, if any, (B) to members of the Board of Directors of Employer, senior management, the legal department or information technology department of Employer, or members of senior management of Bunker Wilson, LLC or the Ticket to Dream Foundation, or (C)  as otherwise required by law; provided that the foregoing shall not prohibit Employee from making statements that confirm he received what he was entitled to pursuant to the Employment Agreement or otherwise referencing publicly available information.

14.The Parties covenant and agree never, individually or with any person or in any way, to commence, aid in any way (except as required by law, subpoena or court order), prosecute, cause or permit to be commenced or prosecuted against the MFRM Releasees or Carlsen Releasees, as applicable, any action or other proceeding based upon any claim, demand, cause of action, obligation, damage or liability which has been released pursuant to section 6 above.    The Parties represent that he or it or they has or have, as applicable, not filed any complaints, claims or actions against the MFRM Releasees or Carlsen Releasees, as applicable, for claims arising from Employee’s employment with Employer.

15.The Parties agree not to engage in conduct or undertake speech that is reasonably expected or intended to be perceived as derogatory or to have a detrimental effect on the MFRM Releasees or Carlsen Releasees, as applicable, for a period of two years from the date hereof.  This provision does not apply to any responses to any governmental agency or court inquiries, or testimony under oath or to any communication engaged in by Employee as a member of the board (or any committee thereof) of Mattress Firm Holding Corp.

16.It is agreed that the benefits contained in this Agreement and the Employment Agreement are subject to termination, reduction or cancellation in the event that the Employee or the Employer, as applicable, takes any action or engages in any conduct in violation of this Agreement or the Employment Agreement.

17.The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.

18.The Parties represent and warrant that:  (a) no other person had or has or claims any interest in the matters referred to in this Agreement; (b) Employee or Employer, as applicable, has the sole right and exclusive authority to execute this Agreement; and, (c) Employee or Employer, as applicable, has not sold, assigned, transferred, conveyed or otherwise disposed of any claim or demand relating to any matter covered by this Agreement.

19.As a further material inducement to the Parties to enter into this Agreement, each Party hereby agrees to indemnify and hold each other harmless from and against any and all loss, costs, damages, or expenses, including without limitation, attorneys' fees incurred by the prevailing party, arising out of any breach of this Agreement by the other Party or caused by the fact that any representation made in this Agreement by one of the Parties was false when made.

20.The Employee represents and agrees that this Agreement is binding upon Employee,  Employee’s estate, spouse, dependents, representatives, agents, heirs and assignees.

The Employer represents and agrees that this Agreement is binding upon Employer and its subsidiaries, successors and assigns.

21.The Parties acknowledge and agree that:  (a) no other consideration other than as provided for by this Agreement has been or will be paid or furnished; and, (b) this Agreement and the remaining provisions of the Employment Agreement set forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements, understandings, Employer policies, practices, and procedures pertaining to the employment relationship between Employee and Employer.

22.The Parties understand and agree that this Agreement may not be modified except in a writing signed by both the Employee and an authorized officer of the Employer.

23.This document may be executed in duplicate originals, each of which is equally admissible in evidence, and each original shall fully bind each party that executed it.

24.This Agreement is governed by, and is to be interpreted according to, the laws of the State of California.  The parties hereto agree that venue is proper in Placer County, California and each party hereby consents to the jurisdiction of the courts in that County.

25.  In accordance with section 7(h) of the Employment Agreement, Employee has up to sixty (60) days from the Separation Date to consider and revoke this Agreement.  This Agreement shall be irrevocable sixty (60) days after the Separation Date.

26.Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this Release is knowing and voluntary.  Employee and Employer understand and agree that the waiver of claims and release in section 6 above does not apply to any rights or claims that may arise under the ADEA after the Separation Date.  Employee further understands and agrees that (a) he should consult with an attorney prior to executing this Agreement; (b) he has up to 60 days from the Separation Date within which to consider and revoke this Agreement; (c) Omitted; (d) the Agreement will not be effective until the revocation period has expired; and (e) the

Agreement may be revoked by sending a certified letter to that effect to Tracy Jackson, VP of Human Resources, 2205 Plaza Drive, Rocklin, CA 95765.

27.The Parties acknowledges that each Party:  (a) has read the foregoing Agreement in its entirety; (b) fully understands it; (c) has had the opportunity to seek the advice of an attorney and, (d) has freely and voluntarily agreed to and executed this Agreement.

28.Employer and Employee intend that any amounts payable or provided under this Agreement comply with the provisions of Section 409A of the Internal Revenue Code and the regulations relating thereto so as not to subject Employee to the payment of the tax, interest and any tax penalty which may be imposed under Code Section 409A.  The provisions of this Agreement shall be interpreted in a manner consistent with such intent.  To the extent that any provision hereof would otherwise result in Employee being subject to payment of tax, interest and penalty under Code Section 409A, Employer and Employee agree to amend this Agreement in a manner that brings this Agreement into compliance with Code Section 409A, and preserves to the maximum extent possible the economic value of the relevant payments under this Agreement to Employee.  Employee acknowledges his right to secure legal advice regarding this Agreement and understands Employer does not warrant compliance with 409A.

PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS RELATING TO THE EMPLOYMENT RELATIONSHIP BETWEEN EMPLOYEE AND EMPLOYER.

Executed at Rocklin (City) this 14th day of December 15, 2015.

/s/ Dale R. Carlsen

   Dale R. Carlsen

Executed at Houston (City) this 14th day of December, 2015.

Mattress Firm Holding Corp.

By /s/ Kindel L. Elam

Kindel L. Elam, General Counsel and Secretary

Mattress Firm, Inc.

By /s/ Kindel L. Elam

Kindel L. Elam, General Counsel and Secretary

Mattress Holding Corp.

By /s/ Kindel L. Elam

Kindel L. Elam, Secretary